UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/03/2008

J.CREW GROUP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-42427

DE	22-2894486
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

770 Broadway
New York, New York 10003
(Address of principal executive offices, including zip code)

212-209-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On July 3, 2008, the Board of Directors of J.Crew Group, Inc. (the "Company") approved a fee arrangement for directors who are neither employees of the Company or representatives of TPG Capital, L.P. (each, an "Eligible Director") for services as a director in fiscal year 2008. Eligible Directors will receive the following as compensation in fiscal 2008: (1) a cash retainer of $50,000, (2) an additional cash payment of $2,000 for each Board meeting and $2,000 for each Committee meeting attended, (3) an award of non-qualified stock options (the "Options") to purchase the number of shares of the Company's common stock with a fair value on the grant date of $50,000, and (4) an award of time-based restricted stock (the "Restricted Stock") consisting of the number of shares of the Company's common stock with a fair value on the grant date of $50,000. In addition, the Chairman of the Audit Committee will receive an additional cash retainer of $25,000. The Chairman of the Compensation Committee would receive an additional cash retainer of $15,000, however, since Mr. Coulter is a TPG representative, he will not receive this additional compensation for serving as Chairman. The grant date for the Options and Restricted Stock will be July 15, 2008, in accordance with the Company's policy on granting equity compensation awards.

Each new Eligible Director who joins the Board of Directors will continue to be awarded an additional 5,000 non-qualified stock options and will be required to purchase at least 2,500 shares of the Company's common stock in the open market within one year after joining the Board of Directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.CREW GROUP, INC.

Date: July 07, 2008	By:	/s/ Arlene S. Hong
Arlene S. Hong
Senior Vice President and General Counsel